SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)




                               U S LIQUIDS INC.
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                               (Name of Issuer)




                                 COMMON STOCK
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                        (Title of Class of Securities)




                                  902974 10 4
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                                (CUSIP Number)





                               DECEMBER 31, 1998
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            (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

      CUSIP No. 902974 10 4
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      1)    Names of Reporting Persons
            I.R.S. Identification Nos. of Above Persons (entities only)

                               THOMAS B. BLANTON
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      2) Check the Appropriate Box if a Member of a Group

          (a)     [    ]

          (b)     [ X  ]

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      3)    SEC Use Only

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      4)    Citizenship or Place of Organization
                                 UNITED STATES
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Number of Shares                 (5) Sole Voting Power               675,260
Beneficially Owned by            (6) Shared Voting Power                   0
Each Reporting Person            (7) Sole Dispositive Power          675,260
With:                            (8) Shared Dispositive Power              0


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      9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                                    675,260
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      10)   Check if the Aggregate Amount in Row 9 Excludes Certain Shares[ ]


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      11)   Percent of Class Represented by Amount in Row 9

                                     5.2%
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      12)   Type of Reporting Person

                                      IN
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
ITEM 1.

(a)   Name of Issuer: U S Liquids Inc.

(b)   Address of Issuer's Principal Executive Offices:

                                               411 N. Sam Houston Parkway East
                                               Suite 400
                                               Houston, TX  77060
ITEM 2.

(a)   Name of Person Filing: Thomas B. Blanton

(b)   Address of Principal Business Office or, if none, Residence:

                                               131 E. Exchange Ave., Suite 232
                                               Fort Worth, Texas 76106
(c)   Citizenship:  United States

(d)   Title of Class of Securities: Common Stock

(e)   CUSIP Number: 902974 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ] Broker or dealer registered under Section 15 of the Act.
      (b) [ ] Bank as defined in section 3(a)(6) of the Act.
      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act.
      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.
      (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)
              (E).
      (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
      (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(ii)(G).
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
      (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

      (a)   Amount Beneficially Owned: 675,260

      (b)   Percent of Class: 5.2%

      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 675,260
            (ii) shared power to vote or to direct the vote:  0
            (iii) sole power to dispose or to direct the disposition of: 675,260
            (iv) shared power to dispose or to direct the disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|


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
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.  CERTIFICATION.

            Not applicable.


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
                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        JANUARY 25, 1999

Signature: /s/ THOMAS B. BLANTON

Name/Title: Thomas B. Blanton



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